UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 27, 2026

XYLEM INC.
(Exact name of registrant as specified in its charter)

Indiana	001-35229	45-2080495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Water Street SE		20003
Washington	DC
(Address of principal executive offices)		(Zip Code)
(202) 869-9150
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange of which registered
Common Stock, par value $0.01 per share	XYL	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.¨

Item 2.02	Results of Operations and Financial Condition
On October 27, 2026, Xylem Inc. issued a press release announcing its financial results for the quarter ended September 30, 2026. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated by reference herein.
This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Effective January 1, 2027, Hayati Yarkadas will cease to serve as Executive Vice President and President, Water Infrastructure and will cease to be an executive officer of the Company as a result of the Company’s decision to reorganize into three business segments and eliminate the Water Infrastructure segment.

On October 22, 2026, the Company and Mr. Yarkadas agreed to certain terms of a Transition Services Agreement under which he will remain employed by the Company to facilitate a smooth and orderly transition of his responsibilities and he will also lead the Company’s planned divestiture of its Applied Water International (“AW Int’l”) and Specialty Flow Control (“SFC”) businesses (collectively, the “Divestitures”). Mr. Yarkadas’ employment is expected to terminate involuntarily without cause on the earlier of March 31, 2028 or the closing date of the last Divestiture (such date the “Separation Date”), provided, however, that the Company and Mr. Yarkadas may mutually agree in writing to extend the Separation Date if the closing of the Divestitures is delayed beyond March 31, 2028 (the period from January 1, 2027 through the Separation Date, the “Transition Period”).

During the Transition Period, Mr. Yarkadas will receive compensation as follows: (i) his base salary at an annual rate of CHF 557,469, to be prorated through the Transition Period, (ii) continued participation in the Company’s employee benefit plans and perquisites provided pursuant to local practice in Switzerland, (iii) payment of a 2026 Annual Incentive Plan for the Executive Leadership Team award consistent with the plan’s terms and conditions, subject to the Leadership Development and Compensation Committee (“LDCC”) of the Board of Directors certifying achievement of the plan targets, (iv) participation in the Executive Annual Incentive Plan (“AIP”) specific to AW Int’l and SFC in 2027 and 2028, if applicable, subject to his continued employment and with payment consistent with the terms and conditions of the Executive AIP or the Xylem Senior Executive Severance Plan (amended and restated as of January 1, 2026) (the “Severance Plan”), as applicable; and (v) a special cash Success Incentive of USD 1,200,000 intended to incentivize the closing of the Divestitures and related value creation for the Company and its shareholders resulting from the Divestitures, which incentive will be earned upon the closing of the final Divestiture, subject to continued compliance with applicable restrictive covenants and obligations. The Company retains sole discretion regarding whether and when to pursue or complete either Divestiture, the identity of the purchaser, the transaction value and other terms. The Success Incentive will be paid as soon as practicable following the closing of the final Divestiture, but no later than 30 days following the closing date of the last Divestiture. If Mr. Yarkadas’ employment is involuntarily terminated without cause, or terminates due to his death or disability, before the closing of both Divestitures, the Success Incentive will be paid within 30 days following his termination of employment. No Success Incentive will be payable if Mr. Yarkadas voluntarily resigns or his employment is terminated for cause before the Separation Date.

In addition, upon Mr. Yarkadas’ involuntary termination without cause, he will receive severance benefits consistent with the terms and conditions of the Severance Plan. The LDCC designated Mr. Yarkadas as a covered employee under the Severance Plan through the Separation Date and waived application of the Severance Plan’s divestiture exclusion in connection with the Divestitures.

In addition, consistent with the LDCC’s decision to provide similar treatment to other eligible employees impacted by the elimination of the Water Infrastructure segment or the Divestitures, Mr. Yarkadas will receive “Enhanced Equity Treatment” with modified terms and conditions as follows: (i) with respect to outstanding 2024 and 2025 long-term incentive (“LTI”) awards, pro-rata vesting and based on actual performance, as applicable; (ii) with respect to the outstanding 2026 LTI awards, pro-rata vesting of performance share units based on actual performance and continued vesting of restricted stock units and non-qualified stock options; (iii) with respect to non-qualified stock options granted in 2025 or earlier that are vested as of, or become vested in connection with, Mr. Yarkadas’ involuntary termination without cause, a three-year post-termination exercise period, but in any case no later than the applicable stock option’s original expiration date, and (iv) with respect to non-qualified stock options granted in 2026 that vest pursuant to the foregoing treatment, continued exercisability through their original expiration date.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Xylem Inc. on October 27, 2026.
104.0	The cover page from Xylem Inc.'s Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XYLEM INC.

Date: October 27, 2026	By:	/s/ Andrea van der Berg
Andrea van der Berg
Executive Vice President & Chief Financial Officer (Authorized Officer of Registrant)